                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Navigant Consulting, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------


     (5) Total fee paid:
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1) Amount Previously Paid:
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------


     (3) Filing Party:
     -------------------------------------------------------------------------


     (4) Date Filed:
     -------------------------------------------------------------------------

Notes:




Reg. (S) 240.14a-101.
SEC 1913 (3-99)

[LOGO]

Navigant
Consulting, Inc.
                                    [LOGO]

                                                                 March 29, 2002

Dear Shareholder:

   You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Navigant Consulting, Inc., which will be held at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois, 60601 on Thursday, April 25, 2002, at 9:00 a.m. Chicago time. I look forward to greeting as many of our shareholders as possible.

   Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

   Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. Alternatively, you may also vote your shares over the Internet. If you so desire, you may withdraw your proxy and vote in person at the meeting.

   We look forward to meeting those of you who will be able to attend the meeting.

                                    Sincerely,
                                    /s/ WILLIAM M. GOODYEAR
                                    William M. Goodyear
                                    Chairman of the Board and
                                    Chief Executive Officer

[LOGO]

Navigant
Consulting, Inc.
                                    [LOGO]

                            615 North Wabash Avenue
                            Chicago, Illinois 60611

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD THURSDAY, APRIL 25, 2002

To the Shareholders of Navigant Consulting, Inc.:

   We will hold the Annual Meeting of Shareholders of Navigant Consulting, Inc. at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois 60601 on Thursday, April 25, 2002 at 9:00 a.m. Chicago time. The purposes of the meeting are to:

      1. Elect two directors to our Board of Directors to serve for a term of three years; and

      2. Transact any other business properly brought before the meeting or any adjournments of the meeting.

   If you were a shareholder of record at the close of business on March 11, 2002, you are entitled to notice of and to vote at the annual meeting.

                                   IMPORTANT

   Whether or not you expect to attend the meeting, we urge you to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. You may also vote over the Internet by following the instructions on the enclosed proxy card. Sending in your proxy will not prevent you from attending and personally voting your shares at the meeting because you have the right to revoke your proxy at any time before it is voted.

   We have also enclosed Navigant Consulting, Inc.'s 2001 Annual Report to Shareholders, which includes the Form 10-K and the proxy statement with this notice of annual meeting.

                                            By order of the Board of Directors,

                                            /s/ PHILLIP S. STEPTOE
                                  [SIGNATURE]
                                            Philip P. Steptoe
                                            Secretary

Chicago, Illinois
March 29, 2002

                               -----------------

                            YOUR VOTE IS IMPORTANT.
              PLEASE VOTE YOUR PROXY ON THE INTERNET BY VISITING
                               www.proxyvote.com
                                      OR
              MARK, SIGN, DATE AND RETURN YOUR PROXY CARD BY MAIL
             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING

                           Navigant Consulting, Inc.
                            615 North Wabash Avenue
                            Chicago, Illinois 60611

                               -----------------

                                PROXY STATEMENT

                               -----------------

General

   We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2002 Annual Meeting of Shareholders. We will hold the annual meeting on Thursday, April 25, 2002, at 9:00 a.m. Chicago time, at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois 60601. We will begin mailing this proxy statement and the accompanying proxy card to shareholders beginning on or about March 29, 2002.

   At the annual meeting, our shareholders will consider the election of two directors to our Board of Directors. The Board of Directors does not know of any other matters that may properly be brought before the annual meeting. If other matters should properly come before the annual meeting, the persons named as proxies in the enclosed proxy intend to vote or otherwise act on those matters in accordance with their best judgment.

   "NAVIGANT" is a service mark of Navigant International, Inc. Navigant Consulting, Inc. ("NCI") is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI's use of "NAVIGANT" is made under license from Navigant International, Inc.

Proxy Solicitation

   We will bear the expenses of this solicitation of proxies, including expenses of preparing and mailing this proxy statement. In addition to solicitation by mail, we may solicit proxies in person or by telephone, telegram or other means of communication by our officers, directors and employees, who will receive no additional compensation for, but may be reimbursed for their out-of-pocket expenses incurred in connection with, that solicitation. We have engaged D.F. King & Co. Inc. to solicit proxies and to assist us in distributing materials, for a fee estimated at $6,000, plus reimbursement of out-of-pocket expenses. We will furnish copies of solicitation materials to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of shares held in their names and will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding our solicitation materials to beneficial owners.

Shareholders Entitled to Vote and Voting Information

   Only shareholders of record at the close of business on March 11, 2002, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. Each share of our common stock, par value $0.001 per share, entitles the record holder to one vote on each matter to be voted on at the meeting. As of the record date, approximately 39,800,000 shares of our common stock were issued and outstanding. A majority of the shares of our common stock which are issued and outstanding and entitled to vote will constitute a quorum at the meeting.

   Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Any other matters voted on at the meeting shall be determined by a majority of the votes cast.

   If you mark "withhold authority" on your proxy card with respect to the election of the nominee for director, your vote will not count either "for" or "against" the nominee. If a broker or other person holding shares for you does not vote on a proposal (broker non-votes), your shares will not be counted in determining the number of votes cast. Votes withheld, absentions and broker non-votes will be counted in determining whether a quorum is present at the meeting.

   If you do not give directions on your proxy card and you return the signed card, the persons named in the proxy card will vote the shares at their discretion on all matters.

   If you vote by proxy, you may revoke that proxy at any time before it is voted by attending the meeting in person and voting in person, by sending us a proxy bearing a later date, or by filing with the Secretary of the company a written revocation at the principal executive offices of Navigant Consulting, Inc., 615 North Wabash Avenue, Chicago, Illinois 60611.

   YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes, with a class of directors elected each year for a three-year term. At this annual meeting two directors, Mr. William M. Goodyear, and Ms. Valerie B. Jarrett have been nominated for election to the Board. The directors elected at the annual meeting will serve for a term of three years and until their successors are elected and qualified. Such term will expire at our Annual Meeting of Shareholders to be held in 2005. The persons named as proxies will vote for Mr. Goodyear and Ms. Jarrett for election to the Board unless the proxy card is marked otherwise.

   If either Mr. Goodyear or Ms. Jarrett becomes unable or unwilling to serve, proxies will be voted for election of a person designated by the Board. The Board knows of no reason why either Mr. Goodyear or Ms. Jarrett should be unable or unwilling to serve.

   The Board of Directors recommends that shareholders vote FOR Mr. Goodyear and Ms. Jarrett.

   A listing of the principal occupation, other major affiliations and age of the continuing directors of the company, including the nominees for election, is set forth below:

Nominees for Election at this Meeting to a Term Expiring at the Annual Meeting of Shareholders in 2005:

   William M. Goodyear, 53, has served as a director since December 1999. The Board of Directors elected him Chairman of the Board and Chief Executive Officer in May 2000 and subsequently elected him President. He is immediate past chairman and former Chief Executive Officer of Bank of America, Illinois. In addition, he was President of the Bank of America's Global Private Bank until January 1999. He was Vice Chairman and a member of the Board of Directors of Continental Bank, prior to the 1994 merger between Continental Bank Corporation and BankAmerica Corporation. Mr. Goodyear joined Continental Bank in 1972 and subsequently held a variety of assignments including corporate finance, corporate lending, trading and distribution. He was stationed in London from 1986 to 1991 where he was responsible for European and Asian Operations. Mr. Goodyear is currently a member of Chicago's Commercial Club, the Board of Trustees for the Museum of Science and Industry and the finance council of the Archdiocese of Chicago. He is a member of the Board of Trustees of the University of Notre Dame and the Chicago Public Library Foundation, and serves on the Rush-Presbyterian Hospital Board. Mr. Goodyear is a director of Equity Office Properties Trust, where he is Chairman of its audit committee. He is an advisory director of Shorebank in Chicago.

   Valerie B. Jarrett, 45, is the Executive Vice President of The Habitat Company, a premier developer and manager of residential apartments. The Habitat Company also provides residential and commercial brokerage services as well as corporate relocation services. Before joining The Habitat Company, Ms. Jarrett served eight years in the City of Chicago government, first as Deputy Corporation Counsel for Finance and Development, then as Deputy Chief of Staff for Mayor Richard Daley and finally, as Commissioner of the Department of Planning and Development. Prior to joining City government, Ms. Jarrett practiced law with two private law firms specializing in the area of commercial real estate. Ms. Jarrett is Chairman of the Board of Directors of the Chicago Transit Authority, and Co-Chairman of the Local Initiative Support Corporation Advisory Board. She also serves as a Director of USG Corporation, The Chicago Stock Exchange, Harris Insight Funds, The Commercial Club of Chicago, the Chicagoland Chamber of Commerce, the Regional Transportation Authority, The Metropolitan Planning Council, The University of Chicago Laboratory Schools, The Fund for Community Redevelopment and Revitalization and the Southeast Chicago Commission. Ms. Jarrett is a Trustee of the University of Chicago, The University of Chicago Hospitals, the Museum of Science and Industry, and Window To The World Communications, Inc. She serves on the Executive Council of Chicago Metropolis 2020 and is also a Chairman of the Visiting Committee of the University of Chicago School of Social Service Administration.

Directors Whose Terms Continue Until the Annual Meeting of Shareholders in 2003:

   Thomas A. Gildehaus, 61, has served as a director since October 2000. In recent years Mr. Gildehaus has served as Chairman of Southwest Supermarkets LLC of Phoenix, Arizona, Chairman and Chief Executive Officer of Northwestern Steel and Wire Company of Sterling, Illinois, and President and Chief Executive Officer of UNR Industries, Inc. of Chicago. Prior to 1992, Mr. Gildehaus served ten years as Executive Vice President of Deere & Company in Moline, Illinois. In the 1970s, Mr. Gildehaus was Vice President of Temple, Barker & Sloane, a consulting firm in Lexington, Massachusetts. He is a director of Northwestern Steel and Wire Company, Simplicity Manufacturing, Inc., Southwest Supermarkets LLC and Mercator Partners, LLC. Mr. Gildehaus is a graduate of Yale University and received a Master of Business Administration, with Distinction, from Harvard University.

   Peter B. Pond, 57, has served as one of our directors since November 1996. Mr. Pond is the founder and General Partner of Alta Equity Partners, a venture capital firm. He formerly served as the Midwest Head of Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation from June 1991 to March 2000. Mr. Pond is a director of Maximus, Inc., a provider of program management and consulting services to state, county and local government health and human services agencies.

Directors Whose Terms Continue Until the Annual Meeting of Shareholders in 2004:

   James R. Thompson, 65, has served as a director since August 1998. Governor Thompson was named Chairman of the Chicago law firm of Winston & Strawn in January 1993. He joined the firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State's Attorney of Cook County. He is a former Chairman of the President's Intelligence Oversight Board. Governor Thompson is currently a member of the Boards of Directors of Jefferson Smurfit Group, Prime Retail, Inc., The Japan Society (New York), Prime Group Realty Trust, FMC Technologies, Inc., Maximus, Inc., the Chicago Board of Trade and Hollinger International, Inc. He serves on the Board of the Museum of Contemporary Art and the Lyric Opera.

   Samuel K. Skinner, 63, has served as a director since December 1999. Mr. Skinner is Chief Executive Officer of U.S. Freightways Corporation, a transportation and logistics business. He formerly served as Co-Chairman of Hopkins & Sutter, a law firm based in Chicago. Mr. Skinner retired as President of the

Commonwealth Edison Company and its holding company, Unicom Corporation. Prior to joining Commonwealth Edison, he served as Chief of Staff to President George Bush. Prior to his White House service, Mr. Skinner served in the President's cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin. From 1984 to 1988, while practicing law full time, he also served as Chairman of the Regional Transportation Authority of northeastern Illinois and was appointed by President Reagan as Chairman of the President's Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1977, President Ford appointed him United States Attorney, one of the few career prosecutors ever to hold such position. He is currently a member of the Boards of Directors of U.S. Freightways Corporation, ARRIS Corporation and Midwest Express Holdings, Inc.

Board and Committee Meetings

   The Board met five times in 2001. All directors attended at least 75% of the meetings of the Board and of the committees on which they served.

   The Board of Directors has an Executive Committee, which can act in lieu of the Board of Directors as necessary. The members of the Executive Committee are Messrs. Goodyear (Chairman), Skinner and Thompson. The Executive Committee did not meet in 2001.

   The Board of Directors has an Audit Committee which monitors the integrity of the company's financial reporting process and internal controls regarding finance, accounting and legal compliance; establishes and monitors the independence and performance of our independent auditors; provides an avenue of communication among the independent auditors, management and our Board of Directors; and monitors significant litigation and financial risk exposure. The members of the Audit Committee are Messrs. Thompson (Chairman), Skinner and Gildehaus, each of whom is independent as defined by the listing standards of the New York Stock Exchange. After considering Governor Thompson's financial literacy, financial management expertise and the relationship between his law firm, Winston & Strawn, and the company (see "Certain Relationships and Related Transactions" below) including the materiality of the relationship to the company, to the Governor personally, and to Winston & Strawn, the Board determined in its business judgment that Governor Thompson has the requisite financial literacy and financial management expertise to serve on the Audit Committee; and further that Governor Thompson's relationship with Winston & Strawn will not interfere with his exercise of independent judgment as a member of the Audit Committee. The Audit Committee met six times during 2001.

   The Board of Directors has a Compensation and Organization Committee which reviews and monitors matters related to management development and succession; develops and implements executive compensation policies and pay for performance criteria for the company; reviews and recommends to the Board the initial and annual base salaries, annual incentive bonus and all long-term incentive awards of our Chairman of the Board and Chief Executive Officer; reviews and approves such compensation arrangements for all corporate officers, executive managing directors and certain other key employees; administers, interprets, applies and determines benefits and grants stock-related incentives under our stock incentive and executive compensation plans, and exercises all powers of the Board of Directors under those plans other than the power to amend or terminate those plans; reviews and approves material matters concerning our employee compensation and benefit plans; and carries out such responsibilities as have been delegated to it under various compensation and benefit plans and such other responsibilities with respect to our compensation and organization matters as may be referred to it by our Board of Directors or management. The members of the Compensation and Organization Committee are Messrs. Skinner (Chairman), Gildehaus and Pond. The Committee's Report on Executive Compensation is included under the caption "Compensation Committee Report on Executive Compensation." The Compensation and Organization Committee met five times during 2001.

   The Board of Directors has a Finance Committee that, among its other duties, reviews the company's financial condition, financial structure and short and long range plans including capital budget and financial planning for consistency with fiscally sound operation and corporate strategy to build shareholder value; reviews and makes recommendations to the Board regarding the timing, amount and types of financing, securities repurchase programs and dividend policies and actions; reviews the company's cash flow, cash management, risk management policies and similar matters; and reviews the company's insurance arrangements and certain proposed acquisitions. The members of the Finance Committee are Messrs. Goodyear (Chairman), Pond and Thompson. The Finance Committee did not meet during 2001.

Director Compensation

   Each non-employee director is paid an annual retainer of $25,000 and a fee of $1,500 for each Board meeting or Committee meeting attended. Each Committee Chairman is paid an additional annual retainer of $2,500. All directors are reimbursed for travel expenses incurred in connection with attending Board and Committee meetings.

   Each non-employee director makes an election to receive his annual retainer in the form of either cash or non-formula stock options of shares in the company. The number of stock options received is determined by dividing the annual retainer ($25,000) by the market price on the last business day of the year. Such stock options become fully exercisable on the first anniversary of the grant date.

   In addition, each non-employee director elected to serve a three-year term receives a one-time grant of stock options to purchase 15,000 shares at the market price immediately following the director's initial election. For non-employee directors first elected to, or first beginning to serve a term of less than three years, the initial grant is reduced pro rata. Such stock options become fully exercisable on the six-month anniversary of the date of the initial election or first beginning of service. Each non-employee director receives an annual award of stock options of 5,000 shares at the market price on January 1st of each year. Such stock options become fully exercisable on the first anniversary of the grant date.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Mr. Thompson, one of our directors, is Chairman of the law firm of Winston & Strawn. Winston & Strawn has provided in the past and may provide us in the future with legal representation.

                            AUDIT COMMITTEE REPORT

   Our Committee has reviewed and discussed the audited financial statements of the company as of and for the year ended December 31, 2001 (the "Audited Financial Statements"). In addition, we have discussed with KPMG, LLP, the independent auditing firm for the company, the matters required by Codification of Statements on Auditing Standards No. 61. The Committee also has received the written disclosures and the letter from KPMG, LLP required by Independence Standards Board Standard No. 1, and we have discussed with that firm its independence from the company. We also have discussed with the management of the company and the auditing firm such other matters and received such assurances from them as we deemed appropriate. Based on the foregoing review and discussions and relying thereon, we have recommended to the company's Board of Directors the inclusion of the Audited Financial Statements in the company's annual report on Form 10-K for the year ended December 31, 2001.1

                                          AUDIT COMMITTEE

                                          James R. Thompson, Chairman
                                          Thomas A. Gildehaus
                                          Samuel K. Skinner
--------
1 Pursuant to regulations promulgated by the Securities and Exchange Commission, neither the "Audit Committee Report," the "Compensation and Organization Committee Report on Executive Compensation" nor the material under the caption "Shareholder Return Performance Graph" shall be deemed to be soliciting material or to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended, nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the company under that Act or the Securities Act of 1933, as amended.

                COMPENSATION AND ORGANIZATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   This report of the Compensation and Organization Committee (the "Committee") describes the philosophy that underlies the cash and equity-based components of our executive compensation program. It also describes the details of each element of the program and the rationale for compensation paid to our Chief Executive Officer and other officers and key employees in general.

Compensation Philosophy and Objectives

   The Committee believes that in the near term the compensation offered to its Chief Executive Officer, other officers and key employees must be sufficient to attract, retain and fairly compensate highly qualified individuals in unusually challenging circumstances. In the longer term, executive compensation should be competitive and based on overall financial results, individual contributions and teamwork, with the objective that a fair relationship exist between executive pay and the creation of shareholder value. The Committee, among other things, considers the performance of the company's operations, the compensation of executive officers and key employees of competitors, salary surveys of industry-related positions or positions at comparably sized companies and the salary history of the particular individual and other compensation then in place, including outstanding stock option awards.

   The Committee determines compensation by using its subjective judgment and taking into account both qualitative and quantitative factors. No weights are assigned to such factors with respect to any compensation component. There is no singular objective formula by which compensation is determined and the decisions are ultimately subjective.

Annual Compensation

   The compensation program has three elements:

    .  annual base salary;

    .  annual bonuses, which are based on certain performance objectives; and

    . stock option and other awards under the company's incentive plans, which are based on both company performance and individual performance.

   Base Salary. Base salaries for the Chief Executive Officer, other officers and key employees are established based on the scope of the duties and responsibilities of each individual's position. The base salary of the Chief Executive Officer is reviewed annually in accordance with his employment agreement. Mr. Goodyear's employment agreement is described below in the section entitled "Management Compensation." Typically, other officers and key employees also have employment agreements specifying base salaries.

   Annual Bonuses. The Board has previously approved a compensation program for executive officers based on certain financial performance criteria, including revenue growth, profitability and percentage performance of target goals. Under this policy, which was in effect for calendar year 2001, certain other officers and key employees were able to earn bonuses from 0% to 125%. Typically, officers and key employees also have signed employment agreements with maximum bonus opportunities from 0% to 100% of their respective base salaries, based on the Committee's review of their performance. Mr. Goodyear's employment agreement provides that his bonus may exceed 150% of base salary.

   After a review of the company's performance, bonuses, if any, are paid in cash for the calendar year in which they were earned on or before March 1st. The bonus is forfeited if an individual is not an active employee on the date bonuses are paid.

   Incentive Plan. The Committee believes that stock options and other forms of equity compensation are an important component of the compensation offered by the company and promote long-term retention of its key employees, motivate high levels of performance and recognize a key employee's contributions to the success of the company. In addition, equity compensation aligns management's interests with those of our shareholders on a long-term basis. The Committee recognizes that we conduct our business in an increasingly competitive environment. In order to remain competitive, we must employ the best and most talented key employees who possess demonstrated skills and experience. The Committee believes that stock options and other forms of equity compensation may give us an advantage in attracting and retaining such employees. The Committee also believes our long-term incentive plan is an important feature of our executive compensation package. Under the plan, options and other forms of equity compensation may be granted to the Chief Executive Officer, other officers and key employees who are expected to make important contributions to our future success. In reviewing the size of stock option or other equity grants, the Committee focuses primarily on our performance and the perceived role of each person in accomplishing our performance objectives, as well as the satisfaction of individual performance objectives.

   2001 Annual Equity Incentive Program. After considering recommendations from its outside compensation consultants, the Committee decided to expand upon its equity compensation philosophy (as fully described in the preceding section "Incentive Plan") by adopting an annual equity incentive grant program. This new program provides for competitive annual grants of stock options to key employees as approved by management and the Committee and commensurate with individual, business unit and company performance.

Policy on Deductibility of Compensation

   Internal Revenue Code Section 162(m) prohibits us from deducting for federal income tax purposes any amount paid in excess of $1,000,000 to our Chief Executive Officer or any of our four most highly paid executive officers. Compensation above $1,000,000 may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that our current compensation arrangements, which are primarily based on performance, are appropriate and in the company's and its shareholders' best interests, without regard to tax considerations. Thus, if the tax laws or their interpretation change or other circumstances occur which might make some portion of the executive compensation non-deductible for federal tax purposes, the Committee does not plan to make significant changes in the basic philosophy and practices reflected in our executive compensation program.

Chief Executive Officer's Compensation

   The total compensation of Mr. Goodyear was consistent with the Committee's compensation objectives described above. Mr. Goodyear's total compensation under his employment agreement, which was approved by the Board on May 19, 2000, and amended in May 2001, and his performance incentive bonus approved by the Board in February 2002, are also consistent with the Committee's compensation objectives described above. Mr. Goodyear's employment agreement is described in detail in the section below entitled "Management Compensation".

                                          COMPENSATION AND ORGANIZATION
                                          COMMITTEE

                                          Samuel K. Skinner, Chairman
                                          Thomas A. Gildehaus
                                          Peter B. Pond

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

   The following graph compares the percentage change in the cumulative total shareholder return on our common stock against the New York Stock Exchange Market Index (the "NYSE Index"), the NASDAQ Stock Market U.S. Index (the "NASDAQ Index"), the Peer Group and the peer group reported in our last proxy statement (the "Old Peer Group"). The graph assumes that $100 was invested on October 4, 1996 (the effective date of our initial public offering) at the initial public offering price of $10.67 per share, in each of our common stock, the NYSE Index, the NASDAQ Index, the Old Peer Group and the Peer Group. The graph also assumes that all dividends, if paid, were reinvested.

   Note: The stock price performance shown below is not necessarily indicative of future price performance.

  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG NAVIGANT CONSULTING, INC., NYSE
           MARKET INDEX, NASDAQ MARKET INDEX AND PEER GROUP INDICES

                                    [CHART]

            NAVIGANT       OLD PEER     NYSE       PEER      NASDAQ
        CONSULTING, INC.  PEER GROUP    MARKET     GROUP     MARKET
1996        100.00          100.00      100.00     100.00    100.00
1997        126.38           92.15      131.56      92.15    122.32
1998        229.90           80.67      156.55      86.52    172.52
1999         51.35           63.77      171.42      76.34    304.29
2000         18.01           31.14      175.51      58.88    191.25
2001         25.97           40.92      159.87      72.53    152.46
                              [PERFORMANCE GRAPH]

                     ASSUMES $100 INVESTED ON OCT. 04, 1996.
                           ASSUMES DIVIDEND RE-INVESTED
                       FISCAL YEAR ENDED DECEMBER 31, 2001

                                                                 Navigant
                                NYSE   Nasdaq   Peer   Old Peer Consulting,
    Measured Period             Index  Index    Group   Group      Inc.
    ---------------            ------- ------- ------- -------- -----------
    Measurement Point--10/4/96 $100.00 $100.00 $100.00 $100.00    $100.00
    FYE 12/31/97.............. $131.56 $122.32 $ 92.15 $ 92.15    $126.38
    FYE 12/31/98.............. $156.55 $172.52 $ 86.52 $ 80.67    $229.90
    FYE 12/31/99.............. $171.42 $304.29 $ 76.34 $ 63.77    $ 51.35
    FYE 12/31/00.............. $175.51 $191.25 $ 58.88 $ 31.14    $ 18.01
    FYE 12/31/01.............. $159.87 $152.46 $ 72.53 $ 40.92    $ 25.97

--------
Notes:
(a) The Peer Group consists of the following companies: American Management Systems, ChoicePoint, Inc., Charles River Associates, Inc., FTI Consulting, Inc., Gartner Group, Inc., META Group, Inc. and Nextera

   Enterprises, Inc. The Peer Group is weighted by market capitalization. We deleted one company, Cambridge Technology Partners, which was acquired in 2001, from the Old Peer Group and added one new company, ChoicePoint, Inc.
(b) Since July 27, 1999, the company's common stock has traded on the New York Stock Exchange. Prior to that date, it traded on the NASDAQ market. Accordingly, the company has changed the broad equity market index from the NASDAQ Index to the NYSE Index and has included both indices in the chart and table above.

                            MANAGEMENT COMPENSATION

General

   The following table sets forth compensation awarded or earned by the Chief Executive Officer and two other executive officers who earned more than $100,000 for 2001 (collectively, the "Executive Officers").

                          Summary Compensation Table

                                                                      Long-Term
                                     Annual Compensation             Compensation
                                 ---------------------------- --------------------------
                                                              Restricted
                                                 Other Annual   Stock      Securities     All Other
                                 Salary   Bonus  Compensation  Award(s)  Underlying/SARs Compensation
Name and Principal Position Year  ($)      ($)      ($)(4)      ($)(5)     Options (#)      ($)(6)
--------------------------- ---- ------- ------- ------------ ---------- --------------- ------------
 William M. Goodyear....... 2001 490,385 325,000    5,100      277,000        60,000       338,716
   Chairman, Chief          2000 270,000 650,000    5,100            0       378,750       113,152
   Executive Officer and    1999  35,000      --       --           --         9,000            --
   President(1)
 Ben W. Perks.............. 2001 350,000  85,000    5,100      172,312        30,000       159,048
   Executive Vice           2000 166,923 265,000    5,008            0       225,000        53,274
   President and Chief
   Financial Officer(2)
 Philip P. Steptoe......... 2001 250,000  50,000    5,100       38,750        15,000        94,302
  Vice President, General.. 2000 225,000 125,000    5,100            0       125,000        31,575
   Counsel and
   Secretary(3)

--------
(1) Mr. Goodyear was elected to his positions in May 2000. He was elected a Director in December 1999. See also discussion of Mr. Goodyear's employment agreement under "Employment Agreements" below.
(2) Mr. Perks was elected to his positions in July 2000. See also discussion of Mr. Perks' employment agreement under "Employment Agreements" below.
(3) Mr. Steptoe was elected to his positions in February 2000. See also discussion of Mr. Steptoe's employment agreement under "Employment Agreements" below.
(4) Represents matching payments under applicable 401(k).
(5) For each of the Executive Officers, the restricted stock awards vest over a 3-year period on September 1, 2001, September 1, 2002, and September 1, 2003. Mr. Goodyear was awarded 71,500 restricted shares, which were valued at $393,250 at December 31, 2001; Mr. Perks was awarded 30,000 restricted shares which, together with 10,000 shares of restricted stock described in the following sentence, were valued at $220,000 at December 31, 2001; and Mr. Steptoe was awarded 10,000 restricted shares, which were valued at $55,000 at December 31, 2001. Mr. Perks was also awarded 10,000 shares of restricted stock as a signing bonus, 5,000 shares of which vested on January 4, 2001, and 5,000 of which vested on July 4, 2001.
(6) Represents payments made under the company's retention program and earnings associated with group term life insurance. For Mr. Goodyear, the retention payment was $337,500 and the earnings from the group term life insurance was $1,216; for Mr. Perks, the retention payment was $157,500 and the earnings from the group term life insurance was $1,548; for Mr. Steptoe, the retention payment was $93,750 and the earnings from the group term life insurance was $552.

Executive Option Grants

   The following table sets forth the stock option grants we made to each of the Executive Officers in 2001.

                            Options Grants in 2001

                               Individual Grants

                                     Percent of
                                       Total
                        Number of   Options/SARs
                       Securities    Granted to  Exercise             Grant
                       Underlying   Employees in  Price                Date
                      Options/SARs  Fiscal Year    Per    Expiration Present
  Name                Granted(#)(1)     2001      Share      Date    Value(2)
  ----                ------------- ------------ -------- ---------- --------
  William M. Goodyear    60,000         3.13%     $ 3.73   11/19/11  $186,324
  Ben W. Perks.......    30,000         1.57%     $ 3.73   11/19/11  $ 93,162
  Philip P. Steptoe..    15,000          .78%     $ 3.73   11/19/11  $ 46,581

--------
(1) The options were granted on November 19, 2001 at the fair market value of common stock on that date in accordance with the Annual Equity Incentive Program. 50% of the options vested on February 1, 2002 and 50% will vest on November 19, 2002.
(2) The fair value of the option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The following assumptions were used:

                       Expected Volatility....       80%
                       Risk-free interest rate      5.2%
                       Dividend yield.........        0%
                       Expected life.......... 9.6 years

Option Exercises and Holdings

   The following table sets forth the exercise of options during 2001 by the Executive Officers and the number of options and approximate values for in-the-money options at December 31, 2001.

                    Aggregated Option Exercises in 2001 and
                            Year End Option Values

                                                Number of Shares        Value of Unexercised
                      Shares                 Underlying Unexercised     In-The-Money Options
                     Acquired                Options at Year End(#)        at Year End($)
                        on         Value    ------------------------- -------------------------
Name                Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                ----------- ----------- ----------- ------------- ----------- -------------
William M. Goodyear      0           0        268,562      179,188      197,753      287,744
Ben W. Perks.......      0           0        176,250       78,750      116,016      129,272
Philip P. Steptoe..      0           0         83,750       56,250       13,672       51,941

Employment Agreements

   Employment Agreement with Mr. Goodyear. The company has an employment agreement with its Chairman and Chief Executive Officer, Mr. Goodyear, with a term ending December 31, 2002. The employment agreement provides for a base salary of $500,000, and further provides that his bonus may exceed 150% of base salary. The agreement provides, among other things, that if the company terminates the executive for other than good cause (as defined in the agreement) or Mr. Goodyear terminates his employment for good reason (as defined in the agreement), then the company will pay to Mr. Goodyear an amount equal to the sum of two times his base salary and two times the annual bonus most recently paid to him. However, if Mr. Goodyear terminates his own employment other than for good reason, the company would have no further obligation to Mr. Goodyear other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. In the event of Mr. Goodyear's termination of employment following a change in control for any reason other than for cause or by Mr. Goodyear for good reason, the company shall pay him 334% of his base salary in a lump sum cash payment.

   Other Employment Agreements with Executive Officers. The company has employment agreements with other of its Executive Officers. The employment agreement with Mr. Perks, our Executive Vice President and Chief Financial Officer, is for a rolling two-year period, such that the remainder of the term shall always be two full years, and provides for an annual base salary of $350,000, with annual increases at the discretion of the Compensation and Organization Committee, and a maximum annual bonus opportunity of 100% of base salary and a target payment of 65% of the base salary. In the event of a change in control or if the company terminates Mr. Perks other than for cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), then the company will pay to Mr. Perks an amount equal to (a) 1.5 times his then-current base salary plus the annual bonus most recently paid to him, plus (b) a pro rata bonus for the calendar year of termination at the target bonus level. If a payment or benefit received by Mr. Perks would be subject to excise tax as a result of Section 280G of the Internal Revenue Code, the agreement provides for a reduction of the post-termination payments to him if, as a result of the excise tax, the net amount of post-termination payments retained by him (taking into account income and excise taxes) are increased by the reduction.

   The employment agreement with Mr. Steptoe, our Vice President, General Counsel and Secretary, provides for an annual base salary of $250,000 and a maximum annual bonus opportunity of 50% of base salary. The agreement provides that if the company terminates Mr. Steptoe's employment without cause (as defined in the agreement), the company will continue his base salary for six months.

    STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

   The following table sets forth certain information regarding the beneficial ownership of common stock as of March 11, 2002 by: (i) each person we know to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors and nominees; (iii) each of the named executive officers; and (iv) all of our directors and executive officers as a group. We believe that each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such holder, subject to community property laws where applicable. Except where noted otherwise, the address of each person named below is in care of our principal executive offices.

                                                                    Shares Beneficially
                                                                         Owned(1)
                                                                    -------------------
Officers, Directors and 5% Shareholders                               Number    Percent
---------------------------------------                             ---------   -------
Heartland Advisors, Inc. (2)....................................... 4,876,500    12.3
Liberty Wanger Asset Management, L.P. (3).......................... 3,190,000     8.0
William M. Goodyear (4)............................................   513,349     1.3
Ben W. Perks (5)...................................................   244,500       *
Philip P. Steptoe (6)..............................................   166,025       *
Thomas A. Gildehaus (7)............................................    23,000       *
Peter B. Pond (8)..................................................   100,250       *
Samuel K. Skinner (9)..............................................    36,000       *
Carl S. Spetzler (10)..............................................    20,000       *
James R. Thompson (11).............................................    88,250       *
All current directors and executive officers as a group (8 persons) 1,191,374     2.9

--------
*  less than 1%
(1) Applicable percentage of ownership as of March 11, 2002 is based upon approximately 39,800,000 shares of common stock outstanding. Beneficial ownership is a technical term determined in accordance with the rules of the Securities and Exchange Commission. Beneficial ownership generally means that a shareholder has sole or shared power to vote or sell the stock either directly or indirectly.
(2) Based on information provided in the Schedule 13G filed by Heartland Advisors, Inc. and William J. Nasgovitz (its President and principal shareholder) with the Securities and Exchange Commission on January 31, 2002. Of the 4,876,500 shares reported on the Schedule 13G, Heartland reported sole voting power with respect to 1,126,500 shares and sole dispositive power with respect to all 4,876,500 shares and Mr. Nasgovitz reported sole voting power with respect to 3,335,200 shares. The address of Heartland Advisors, Inc. and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.
(3) Based on information provided in the Schedule 13G filed by Liberty Wanger Asset Management, L.P. ("LWAM"), WAM Acquisition GP, Inc. ("WAMGP") and Liberty Acorn Trust ("Acorn") with the Securities and Exchange Commission on February 13, 2002. Of the 3,190,000 shares reported on Schedule 13G, LWAM and WAMGP reported shared voting and dispositive power with respect to all of the shares and Acorn reported shared voting and dispositive power with respect to 2,200,000 of the shares. The address of LWAM, WAMGP and Acorn is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(4) Includes 307,500 shares of common stock subject to options that are or become exercisable within 60 days of March 11, 2002.
(5) Includes 195,000 shares of common stock subject to options that are or become exercisable within 60 days of March 11, 2002.
(6) Includes 117,500 shares of common stock subject to options that are or become exercisable within 60 days of March 11, 2002.
(7) Includes 14,000 shares of common stock subject to options that are or become exercisable within 60 days of March 11, 2002.
(8) Includes 100,250 shares of common stock subject to options that are or become exercisable within 60 days of March 11, 2002.

(9) Includes 26,000 shares of common stock subject to options that are or become exercisable within 60 days of March 11, 2002.
(10) Includes 20,000 shares of common stock subject to options that are or become exercisable within 60 days of March 11, 2002.
(11) Includes 88,250 shares of common stock subject to options that are or become exercisable within 60 days of March 11, 2002.

                COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. To our knowledge, based solely on a review of the copies of such reports sent to us, we believe that during the year ended December 31, 2001, our directors, officers and 10% shareholders complied with their Section 16(a) filing requirements.

              SHAREHOLDER PROPOSALS FOR THE 2002 PROXY STATEMENT

   If you wish to submit a proposal to be included in the proxy statement for our Annual Meeting of Shareholders in 2003, you must submit the proposal in writing to the Secretary, Navigant Consulting, Inc., at 615 North Wabash Avenue, Chicago, Illinois 60611. We must receive a proposal by December 3, 2002 in order to consider it for inclusion in the proxy statement for the 2003 Annual Meeting of Shareholders.

   In addition, our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must deliver written notice to, or mail such written notice so that it is received by, the Secretary of the company, at the principal executive offices of the company, not less than one hundred twenty nor more than one hundred fifty days prior to the first anniversary of the date of our proxy statement released to shareholders in connection with the previous year's election of directors or meeting of shareholders, except that if no annual meeting of shareholders or election by consent was held in the previous year, a proposal must be received by the company within ten days after the company has publicly disclosed the date of the meeting in the manner provided in our by-laws. Our by-laws provide that nominations by shareholders for persons for election as directors must be made by written notice delivered to, or mailed and received by, the Secretary of the company at the principal executive offices of the company not less than one hundred twenty nor more than one hundred fifty days prior to the meeting, except that if the company has not publicly disclosed in the manner provided in the by-laws the date of the meeting at least seventy days prior to the meeting date, notice may be given by a shareholder if received by the Secretary of the company not later than the close of business on the tenth day following the day on which the company publicly disclosed the meeting date. The by-laws contain provisions regarding information that must be set forth in the shareholder's notice or otherwise provided in connection with shareholder nominations or other business to be brought by shareholders.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   KPMG, LLP, independent public accountants, audited our financial statements as of and for the year ended December 31, 2001. We expect representatives of KPMG, LLP to be present at the meeting and to be available to respond to appropriate questions. The KPMG, LLP representatives will be given an opportunity to make a statement if they desire.

Audit Fees

   KPMG, LLP billed the company approximately $425,000 in 2001 for the audit of the company's financial statements and review of its quarterly financial statements.

Financial Information System Design and Implementation Fees

   KMPG LLP did not render professional services relating to financial information system design and implementation in 2001.

All Other Fees

   KPMG, LLP, billed the company approximately $30,000 for tax fees and SEC filings in 2001. The Audit Committee reviewed the provision of the services provided by KPMG, LLP with respect to such fees and concluded that such services were compatible with maintaining KPMG, LLP's independence.

                               OTHER INFORMATION

   If you would like a copy of our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission as of and for the year ended December 31, 2001 (excluding exhibits), we will send you one without charge. Please write to:

                             Ms. Mary E. Rosinski
                          Investor Relations Manager
                           Navigant Consulting, Inc.
                            615 North Wabash Avenue
                            Chicago, Illinois 60611

NAVIGANT CONSULTING, INC.
c/o PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number (located below) to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number (located below) and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Navigant Consulting, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:     NAVCON       KEEP THIS PORTION FOR YOUR RECORDS
---------------------------------------------------------------------------------------------------------------
                                                                            DETACH AND RETURN THIS PORTION ONLY
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
NAVIGANT CONSULTING, INC.

 Vote On Directors

 THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1                    For Withhold For All       To withhold authority to vote, mark
                                                                All    All   Except        "For All Except" and write the nominee's
1.   Proposal to elect (01) William M. Goodyear and             [_]    [_]    [_]          number on the line below.
     (02) Valerie B. Jarrett to the Board of Directors                                     ________________________________________
     for a term of three years.









The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR item 1. If any other matters properly come before the meeting, the person named in this proxy will vote in his/her discretion.


If you plan to attend the meeting, please check the box
to the right.                                              [_]

____________________________________________       ______________________________________

____________________________________________       ______________________________________
Signature [PLEASE SIGN WITHIN BOX]    Date         Signature (Joint Owners)        Date


--------------------------------------------------------------------------------
                            NAVIGANT CONSULTING, INC.

                 Annual Meeting of Shareholders - April 25, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 29, 2002, and hereby appoint(s) Ben W. Perks and Philip Steptoe, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Navigant Consulting, Inc., to be held Thursday, April 25, 2002 at 9:00 a.m., Chicago Time, at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois 60601, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

          PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
                            IN THE ENCLOSED ENVELOPE.

         (Continued, and to be signed and dated, on the reverse side.)